UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     PERETZ                          MARTIN                H.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     C/O THE CLARK ESTATES, INC. 1 ROCKEFELLER PLAZA
--------------------------------------------------------------------------------
                                    (Street)

      NEW YORK                         NY              10020-2102
--------------------------------------------------------------------------------
       (City)                        (State)             (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     THESTREET.COM (TSCM)

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     FEB/2001

________________________________________________________________________________
5.   If Amendment, Date of Original


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

          --------------------
______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


------------------------------------------------------------------------------------------------------------------------------------
                          Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                6.
                                                              4.                              5.                Owner-
                                                              Securities Acquired (A) or      Amount of         ship
                                   2.            3.           Disposed of (D)                 Securities        Form:     7.
                                   Transaction   Transaction  (Instr. 3, 4 and 5)             Beneficially      Direct    Nature of
                                   Date          Code         ------------------------------- Owned at End      (D) or    Indirect
1.                                 (Month/       (Instr. 8)                   (A)             of Month          Indirect  Beneficial
Title of Security                  Day/          ------------     Amount      or     Price    (Instr. 3         (I)       Ownership
(Instr. 3)                         Year)          Code     V                  (D)             and 4)            (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities      POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
beneficially owned directly or indirectly.                            INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
* If the Form is filed by more than one reporting person, SEE         UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
Instruction 4(b)(v).


                                                                                                                              (Over)
                                                                                                                    (SEC 1474 (3/99)


                           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Director Stock      $3.125   2/13/01  A    V    15,000       2/13/02  2/13/06  Common    15,000  N/A      15,000    D
Option (right to                                                               Stock
buy)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:


                                                                      /s/ Richard C. Vanison                         03/08/01
                                                                      -------------------------------------  -----------------------
** Intentional misstatements or omissions of facts constitute            **Signature of Reporting Person               Date
   Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually      **Signing on behalf of Martin H. Peretz
      signed.  If space provided is insufficient,                          by power of attorney.
      SEE Instruction 6 for procedure.

                                                                                                                              Page 2
